U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2015

ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado	80129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

As previously disclosed, Advanced Emissions Solutions, Inc. (the “Company”) is working on a strategic restructure of its businesses to simplify its operating structure in a manner that creates increased customer focus, is expected to better support sales and product delivery and also aligns the Company’s cost structure as the emissions control market shifts towards compliance solutions for the federal Mercury Air Toxics Standard (“Restructuring”). As part of this Restructuring, on May 14, 2015, the Company initiated a workforce reduction plan affecting approximately 18% of the Company’s employees. The employees directly affected by the Restructuring were notified on May 14, 2015 and are being provided with cash severance arrangements and continuation of benefits.

The employment of some employees was terminated immediately under the Restructuring and the Company expects the other employees affected by the Restructuring to remain employed to assist the Company through a transition period ending no later than December 31, 2015 (the “transition period”).

In connection with these actions, the Company currently expects to record aggregate charges with respect to severance payments, benefits continuation and vesting of certain equity awards that are estimated to be approximately $2.3 million - $2.5 million and are expected to be recorded during the second, third and fourth quarters of 2015. Cash expenditures related to the Restructuring are expected to be approximately $2.1 million - $2.3 million. As a result of the Restructuring, the Company estimates it will generate annualized expense savings of approximately $4.9 million, primarily from savings in employee salaries and benefits.

This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the proposed realignment, restructuring and shifting of the Company’s business operations, timing for the transition period and termination of employment of certain employees of the Company, the Company’s intention to provide cash severance payments and continuation of benefits, the costs incurred as a result of the workforce reduction, estimates of annualized savings and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, uncertainties that may delay or negatively impact the timing of the transition period and completion of the workforce reduction plan, disruption to business operations as a result of the Restructuring including the effects of a workforce reduction; economic conditions and market demand; inability to successfully implement any changes or refocus the Company’s business and operations, including an emphasis on emission controls compliance; timing of or changes to relevant laws, regulations and any legal challenges to or repeal of them; loss of key personnel; claims from third parties and other legal proceedings; and risks relating to the substantial costs and diversion of personnel’s attention and resources due to the audits and re-audits and filing any required restatements and periodic reports and related litigation and other factors discussed in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Item 7.01	Regulation FD Disclosure.

On May 18, 2015, the Company issued a press release announcing the information relating to the disclosures set forth in Item 2.05 of this report.

A copy of the press release is furnished as Exhibit 99.1 to this report. The information furnished pursuant to this Item 7.01, including the attached exhibit, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      May 18, 2015

Advanced Emissions Solutions, Inc. Registrant

/s/ L. Heath Sampson L. Heath Sampson President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 18, 2015.

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